EXHIBIT 99.2

AG Recommends Against Proposed PSE Interim Rate Hike

OLYMPIA - Jan. 30, 2002 - The Attorney General's Public Counsel section today recommended the Washington Utilities and Transportation Commission (WUTC) reject Puget Sound Energy's (PSE) request for an interim rate increase.

PSE has asked the Commission to approve an interim increase of approximately $170 million (21.6 percent over current levels), to be imposed on ratepayers starting in March and lasting until October, when a decision on the company’s proposed permanent general rate increase request is expected. In that request, PSE is seeking a permanent $230 million rate hike by switching all customers to “time of use” rates that fluctuate throughout the day and could change based on shifts in the wholesale power market.

In expert testimony filed today, the Public Counsel section concluded that, based on standards expressed in past WUTC cases, PSE does not merit an increase before the company’s books are reviewed as part of its permanent rate increase request. However, Public Counsel’s witness indicated that if the WUTC deemed some interim increased revenue is necessary to preserve the financial health of the company, it should approve increased revenues of no more than $29.3 million.

In its filing, the Attorney General’s office contends PSE paid shareholders dividends that are more than double the industry average. At the same time, the company built up debt from which it now seeks relief. The Attorney General’s office told the commission PSE should reduce its dividends to a level comparable to the rest of the industry, and use the remaining money to pay down excess debt.

The Attorney General's filing also notes that PSE's parent company, Puget Energy, recently invested millions of dollars to buy unregulated subsidiaries, while at the same time seeking major rate increases in its regulated operations.

“Ratepayers shouldn’t be asked to shoulder the burden for above average dividends and the company expansion into unregulated, unrelated industries,” said Attorney General Christine Gregoire. Any decision on an interim rate increase should await the full review scheduled for PSE’s general rate case, said Simon ffitch (cq), head of the Public Counsel section. That case will include public hearings in August. All PSE customers should receive notice of the proposed interim increase in monthly utility bills. A public hearing will be held to take customer comments on Feb. 21, 2002, at 6:30 p.m., at the WUTC headquarters, 1300 S. Evergreen Park Drive S.W., in Olympia. Customers can also comment by writing or emailing the Commission (comments@WUTC.wa.gov).

The Public Counsel Section of the Washington Attorney General’s office represents utility customers before the Washington Utilities and Transportation Commission.